Exhibit 99.1

Circuit City Stores, Inc. to Reorganize Under Chapter 11
- Circuit City Remains Fully Operational and Open for Business -
- Company Has Negotiated a Commitment for $1.1 Billion in
Debtor-in-Possession Financing -
- Company Intends to Build on Recent Efforts to Streamline the Company and Create a Stronger, More Competitive Business -

Richmond, Va., November 10, 2008 - Circuit City Stores, Inc. (NYSE:CC) today announced that it has filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia (“Bankruptcy Court”) in Richmond, Va.  The company plans to continue operating the business without interruption as management focuses on developing and executing a comprehensive corporate restructuring plan.  Circuit City’s Canadian operations also will be seeking protection under the Companies' Creditors Arrangement Act in Canada (“CCAA”).

In conjunction with the filing, Circuit City is seeking customary authority from the Bankruptcy Court that will enable it to continue operating its business and serving its customers in the ordinary course.  The requested approvals include requests for the authority to make wage and salary payments and continue various benefits for employees as well as honor customer programs such as returns, exchanges and gift cards.  In addition, Circuit City has negotiated a commitment for a $1.1 billion debtor-in-possession (DIP) revolving credit facility to supplement its working capital.  The DIP facility replaces the company’s $1.3 billion asset-based credit facility and is being provided by the same lenders.  The facility provides additional immediate liquidity while the company works to reorganize the business and will permit the company to pay vendors and other business partners for goods and services received after the filing.

Circuit City recently announced that it was taking certain actions to address the company’s financial condition and deteriorating liquidity position.  Despite aggressive efforts to secure vendor support, vendor concerns about the company’s liquidity and ability to pay for its purchases in this difficult economic climate have escalated considerably since the company provided a liquidity update on November 3, 2008, further impairing the company’s ability to conduct business and provide service to its customers.  Faced with the need to secure ongoing vendor support and to ensure adequate merchandise flow to stores during the important holiday season, the company has determined that it would be in the best interest of its stakeholders to file for reorganization relief under Chapter 11.  Operating under the protection of Chapter 11 will provide the company’s vendors with assurances that they will be paid for merchandise the company receives post-filing so the company can be sufficiently stocked for the holiday selling season.  Further, the company intends to create a restructuring plan that should allow Circuit City to emerge as a stronger business with an improved national distribution channel for its vendors and a more compelling offering for its customers.

-more-

The company recognizes that, to achieve these objectives, there is a critical need to create a more efficient chain with a streamlined cost structure.  As previously announced, the company is in the process of closing 155 domestic segment stores.  This week, the company took action to realign its regional and district support structure commensurate with the smaller store base, which will include approximately 566 stores when the domestic segment store closings are completed.  As a further cost-saving measure, the company reduced its corporate headquarters workforce on November 7, 2008.  These corporate, regional and district support reductions totaled approximately 700 positions and are in addition to the reductions resulting from the store closings.  The store closings and support workforce reductions will result in a combined domestic workforce and store base reduction of approximately 20 percent.

Under the protection of Chapter 11, the company plans to build on these recent restructuring initiatives.  Through the additional flexibility that the bankruptcy process provides the company to restructure its operations, the company will continue its real estate rationalization by taking immediate steps to reject the leases at its previously closed locations.  Further, as part of its restructuring efforts, the company will continue to assess the productivity of all assets, review additional cost-cutting initiatives and explore strategic alternatives to maximize the value of the business.

James A. Marcum, vice chairman and acting president and chief executive officer of Circuit City Stores, Inc., said, “We recently have taken intensive measures to overcome our deteriorating liquidity position.  The decision to restructure the business through a Chapter 11 filing should provide us with the opportunity to strengthen our balance sheet, create a more efficient expense structure and ultimately position the company to compete more effectively.  In the meantime, our stores remain fully operational, and our associates are focused on consistent and successful execution this holiday season and beyond.

“We appreciate the support we have received from our lenders in the midst of such a tight credit market.  With this support, we believe we have the opportunity to leverage our market position and the strength of our brand to restore Circuit City to solid financial footing,” continued Marcum.

“We understand how difficult the recent announcements have been on everyone at the company, and we recognize the changes personally affect many people.  Further, we know there is never a good time for individuals to be impacted by decisions like these, and we deeply regret the effect this has on our associates.  I want to thank them for their continued loyalty and dedicated effort as we go forward with the belief that implementing long-term and lasting change to our business will come by satisfying our customers, one at a time,” concluded Marcum.

Additional Information
Circuit City Advantage Protection Plans® are product warranty and service plans sold by the company on behalf of unrelated third parties who are the primary obligors.  As a result, these warranty and service plans are not subject to change as a result of the company’s Chapter 11 filing.  Likewise, Circuit City co-branded credit cards are offered by Chase Card Services and are not impacted by the company’s Chapter 11 filing.

Additional information on today’s announcement can be found by visiting the company's investor information home page at http://investor.circuitcity.com and clicking the link for “Breaking News” and at the Claims Agent’s Web site at www.kccllc.net/circuitcity.

-more-

About Circuit City Stores, Inc.
Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related services.  At October 31, the domestic segment operated 712 Superstores and 9 outlet stores in 165 U.S. media markets.  At September 30, the international segment operated through 770 retail stores and dealer outlets in Canada.  Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties.  These forward-looking statements include, without limitation, statements regarding the company’s expectations concerning the bankruptcy process, the continuation of day-to-day operations and payments to vendors and employees in the ordinary course.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the following: (1) the impact of today’s announcement on the company’s operations; (2) the ability of the company to continue as a going concern; (3) the ability of the company to obtain approval of and operate pursuant to the terms of the DIP facility; (4) the ability of the company to obtain court approval of the company’s first day papers and other motions in the Chapter 11 proceeding pursued by it from time to time; (5) the ability of the company to develop, pursue, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; (6) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (7) the ability of the company to obtain and maintain normal terms with vendors and service providers; (8) the ability of the company to maintain contracts that are critical to its operations; (9) potential adverse developments with respect to the company’s liquidity or results of operations; (10) the ability of the company to fund and execute its business plan; (11) the ability of the company to attract, retain and compensate key executives and associates; (12) the ability of the company to attract and retain customers; (13) any further deterioration in the macroeconomic environment or consumer confidence; (14) the success of the company’s store liquidators, and the prices obtained, in selling inventory in the stores that the company is closing; and (15) the company’s receipt of the income tax refund from the federal government.  Discussion of additional factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is set forth under Management’s Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. annual report on Form 10-K for the fiscal year ended February 29, 2008, the quarterly report on Form 10-Q for the fiscal quarter ended August 31, 2008, and in the company’s other SEC filings.  A copy of the annual report is available on the company’s investor information Web site at http://investor.circuitcity.com.

###

Contact:	Bill Cimino, Director of Corporate Communications, (804) 418-8163
Jessica Clarke, Investor Relations, (804) 527-4038